Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, May 18, 2012	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD THIRD QUARTER RESULTS

MINNEAPOLIS (May 18, 2012) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2012 third quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended April 30			Nine Months Ended April 30
	2012	2011	Change	2012	2011	Change
Net sales	$647	$595	9%	$1,836	$1,669	10%
Operating income	98	83	18%	264	225	17%
Net earnings	71	62	15%	193	160	21%

Diluted EPS (*)	$0.46	$0.39	18%	$1.26	$1.01	25%

(*) The current and prior year EPS amounts reflect the impact of the two-for-one stock split that occurred on March 23, 2012.

“The continued strength in many of our mid-cycle businesses and the beginning of the recovery of our late-cycle Gas Turbine Systems products, combined with ongoing solid execution across our Company, helped us set new quarterly records in sales, operating margin, and EPS,” said Bill Cook, Chairman, President and CEO. “Led by a 15 percent increase in Gas Turbine Products, sales growth was strong across all three of the product groups within our Industrial Products segment, with overall sales up 11 percent. Sales in our Engine Products segment grew 8 percent as new equipment build rates at our Off-Road and On-Road OEM Customers remained healthy.”

“We achieved a record operating margin of 15.2 percent due to the combination of operating leverage in our plants and distribution centers, our focus on effective execution in support of our Customers and the benefits of the many Continuous Improvement initiatives across our Company.”

“We are forecasting continued growth through our fourth quarter with full year sales expected to be up approximately 9 percent over last year. Forecasted business conditions in our end markets remain consistent with last quarter’s outlook through the end of our fiscal year: strong in the Americas, stable in Europe, and slowly improving in China. As a result of our continued strong operating performance, we have increased our FY12 EPS forecast to be between $1.66 and $1.76, which has been adjusted up from our previous guidance of $1.63 to $1.73. All of these EPS numbers have been adjusted for the two-for-one stock split we executed in March. Our new EPS guidance represents a new record and is up 16 percent to 23 percent over last year.”

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Donaldson Company, Inc.
May 18, 2012

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $11.6 million, or 2.0 percent, during the third quarter and decreased sales by $2.4 million, or 0.1 percent, year-to-date, compared to the same periods last year. The impact of foreign currency translation decreased reported net earnings by $0.9 million, or 1.5 percent, during the third quarter and decreased reported net earnings by $0.2 million, or 0.1 percent, for the year.

Gross margin was 35.3 percent for the quarter and 35.1 percent year-to-date, compared to prior year margins of 35.2 percent for the quarter and year-to-date. We continue to benefit from our ongoing Continuous Improvement initiatives as well as improved absorption of fixed costs compared to last year’s third quarter. These were partially offset by a slightly less favorable sales mix.

Operating expenses for the quarter were $129.8 million, up 3.2 percent from $125.8 million last year primarily due to the increased sales volume. As a percent of sales, operating expenses were 20.1 percent in the third quarter compared to last year’s 21.2 percent. Operating expenses year-to-date were $380.4 million, or 20.7 percent of sales, compared to $361.5 million, or 21.7 percent of sales, last year.

The effective tax rate for the quarter was 29.0 percent, compared to a prior year rate of 24.5 percent. The current year quarter included $1.8 million of tax benefits primarily from a statute of limitation expiration, while last year’s quarter included $3.5 million of tax benefits from the expiration of some statutes of limitations and the favorable conclusion of two international tax audits. The year-to-date effective tax rate was 28.0 percent compared to a prior year rate of 28.1 percent.

As part of our ongoing share repurchase program we repurchased 261,000 shares, or 0.2 percent of our diluted outstanding shares, for $9.0 million during the quarter. Year-to-date we have repurchased 3,012,000 shares, or 2.0 percent of our diluted outstanding shares, for $82.6 million.

FY12 Outlook

We expect to achieve full year sales, operating margin, and EPS records.

•

We forecast our FY12 sales to be approximately $2.5 billion, or up about 9 percent from the prior year. Our current forecast is based on the Euro at US$1.28 and 80 Yen to the US$. With the recent depreciation of the Euro against the US$, we do see foreign currency translation to be a headwind for the balance of our fiscal year.

•	Our full year operating margin is forecast to be 14.2 to 14.8 percent.

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Donaldson Company, Inc.
May 18, 2012

•	Our full year FY12 tax rate is anticipated to be between 28 and 29 percent.

•	Cash generated by operating activities is projected to be between $260 and $280 million. Capital spending is now estimated to be between $75 and $80 million.

Engine Products: We expect full year sales to increase 8 to 10 percent, including the impact of foreign currency translation.

•

We anticipate sales to both our Off-Road and On-Road OEM Customers will remain strong through the remainder of FY12. We will continue to benefit from increased market share on our Customers’ new Tier IV equipment platforms.

•

Sales of our Aftermarket Products are expected to increase moderately based on current utilization rates for both off-road equipment and on-road heavy trucks. We should also benefit from our continued expansion into the emerging economies and from the increasing number of systems installed in the field with our proprietary filtration systems, such as our PowerCore® products.

•	We forecast Aerospace and Defense Products’ sales to be level with the prior year as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Industrial Products: We forecast full year sales to increase 8 to 10 percent, including the impact of foreign currency translation.

•

Our Industrial Filtration Solutions’ sales are projected to increase 7 to 10 percent and assume a continuing improvement in general manufacturing activity in the U.S., slowly improving conditions in Asia, and forecasted strong fourth quarter project shipments in Europe.

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We anticipate our Gas Turbine Products’ sales to be up 17 to 20 percent due to the recent improvement in the large turbine power generation market and ongoing strength in the oil and gas market segment. We have a very strong schedule for fourth quarter project shipments to our Customers.

•

Special Applications Products’ sales are forecast to be level with the prior year as growth in our membrane and venting product sales should offset the reduction in our disk drive filter sales related to the Thai floods last fall.

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Donaldson Company, Inc.
May 18, 2012

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,300 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
May 18, 2012

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2012	2011	2012	2011
Net sales	$647,237	$594,565	$1,836,415	$1,668,579

Cost of sales	419,008	385,407	1,192,435	1,081,788

Gross margin	228,229	209,158	643,980	586,791

Operating expenses	129,792	125,826	380,448	361,515

Operating income	98,437	83,332	263,532	225,276

Other income, net	(4,340)	(1,381)	(13,750)	(5,990)

Interest expense	2,787	2,897	8,856	9,486

Earnings before income taxes	99,990	81,816	268,426	221,780

Income taxes	29,044	20,005	75,106	62,256

Net earnings	$70,946	$61,811	$193,320	$159,524

Weighted average shares Outstanding (*)	150,536,631	154,651,222	150,385,389	154,716,918

Diluted shares outstanding (*)	153,207,471	157,408,094	153,067,148	157,524,628

Net earnings per share (*)	$0.47	$0.40	$1.29	$1.03

Net earnings per share assuming dilution (*)	$0.46	$0.39	$1.26	$1.01

Dividends paid per share (*)	$0.080	$0.065	$0.230	$0.193
(*) Current and prior year shares and per share amounts reflect the impact of the Company’s two-for-one stock split that occurred March 23, 2012.

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Donaldson Company, Inc.
May 18, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	April 30 2012	July 31 2011
ASSETS

Cash, cash equivalents and short-term investments	$308,046	$273,494
Accounts receivable – net	453,488	445,700
Inventories – net	265,461	271,476
Prepaids and other current assets	72,781	75,912

Total current assets	1,099,776	1,066,582

Other assets and deferred taxes	263,712	268,009
Property, plant and equipment – net	390,785	391,502

Total assets	$1,754,273	$1,726,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$204,491	$215,918
Employee compensation and other liabilities	185,228	219,326
Short-term borrowings	83,623	13,129
Current maturity long-term debt	2,311	47,871

Total current liabilities	475,653	496,244

Long-term debt	203,646	205,748
Other long-term liabilities	77,062	89,390

Total liabilities	756,361	791,382

Equity	997,912	934,711

Total liabilities and equity	$1,754,273	$1,726,093

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Donaldson Company, Inc.
May 18, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Nine Months Ended April 30
	2012	2011
OPERATING ACTIVITIES

Net earnings	$193,320	$159,524
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	46,214	45,276
Changes in operating assets and liabilities	(43,836)	(23,958)
Tax benefit of equity plans	(9,698)	(8,272)
Stock compensation plan expense	8,624	7,560
Other, net	(12,223)	(11,587)
Net cash provided by operating activities	182,401	168,543

INVESTING ACTIVITIES

Net expenditures on property and equipment	(57,987)	(42,400)
Purchases of short-term investments	(119,930)	(67,985)
Acquisitions and divestitures, net	—	3,493
Net cash used in investing activities	(177,917)	(106,892)

FINANCING ACTIVITIES

Purchase of treasury stock	(82,573)	(43,101)
Net change in debt and short-term borrowings	24,435	(1,516)
Dividends paid	(34,277)	(29,547)
Tax benefit of equity plans	9,698	8,272
Exercise of stock options	12,345	13,535
Net cash used in financing activities	(70,372)	(52,357)

Effect of exchange rate changes on cash	(18,586)	22,199

Increase/(Decrease) in cash and cash equivalents	(84,474)	31,493

Cash and cash equivalents – beginning of year	273,494	232,000

Cash and cash equivalents – end of period	$189,020	$263,493

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Donaldson Company, Inc.
May 18, 2012

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2012:
Net sales	$407,041	$240,196	—	$647,237
Earnings before income taxes	62,136	38,792	(938)	99,990

3 Months Ended April 30, 2011:
Net sales	$377,609	$216,956	—	$594,565
Earnings before income taxes	56,469	33,074	(7,727)	81,816

9 Months Ended April 30, 2012:
Net sales	$1,171,600	$664,815	—	$1,836,415
Earnings before income taxes	170,432	103,688	(5,694)	268,426

9 Months Ended April 30, 2011:
Net sales	$1,042,500	$626,079	—	$1,668,579
Earnings before income taxes	149,123	92,236	(19,579)	221,780

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2012	2011	2012	2011
Engine Products segment:
Off-Road Products	$100,307	$90,174	$281,450	$236,672
On-Road Products	42,133	30,924	124,134	88,726
Aftermarket Products	231,298	223,284	672,265	625,042
Retrofit Emissions Products	4,038	6,033	13,326	14,288
Aerospace and Defense Products	29,265	27,194	80,425	77,772
Total Engine Products segment	$407,041	$377,609	$1,171,600	$1,042,500

Industrial Products segment:
Industrial Filtration Solutions Products	$136,082	$126,226	$401,522	$369,009
Gas Turbine Products	51,036	44,231	123,628	114,607
Special Applications Products	53,078	46,499	139,665	142,463
Total Industrial Products segment	$240,196	$216,956	$664,815	$626,079

Total Company	$647,237	$594,565	$1,836,415	$1,668,579

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Donaldson Company, Inc.
May 18, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2012	2011	2012	2011

Free cash flow	$58,565	$57,134	$124,414	$126,143
Net capital expenditures	21,638	18,349	57,987	42,400
Net cash provided by operating activities	$80,203	$75,483	$182,401	$168,543

EBITDA	$116,861	$98,667	$320,353	$274,586
Income taxes	(29,044)	(20,005)	(75,106)	(62,256)
Interest expense (net)	(1,553)	(2,053)	(5,713)	(7,530)
Depreciation and amortization	(15,318)	(14,798)	(46,214)	(45,276)

Net earnings	$70,946	$61,811	$193,320	$159,524

Net sales, excluding foreign currency translation	$658,886	$577,858	$1,838,846	$1,659,088
Foreign currency translation	(11,649)	16,707	(2,431)	9,491

Net sales	$647,237	$594,565	$1,836,415	$1,668,579

Net earnings, excluding foreign currency translation	$71,844	$59,991	$193,474	$157,423
Foreign currency translation	(898)	1,820	(154)	2,101

Net earnings	$70,946	$61,811	$193,320	$159,524

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Donaldson Company, Inc.
May 18, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2012	2011	2012	2011
Net earnings, excluding special items	$70,946	$61,811	$193,320	$160,090
Restructuring charges, net of tax	—	—	—	(566)

Net earnings	$70,946	$61,811	$193,320	$159,524

Net earnings per share assuming dilution, excluding special items (*)	$0.46	$0.39	$1.26	$1.01
Restructuring charges per share, net of tax (*)	—	—	—	—

Net earnings per share assuming dilution (*)	$0.46	$0.39	$1.26	$1.01

(*) Current and prior year per share amounts reflect the impact of the Company’s two-for-one stock split that occurred March 23, 2012.

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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